EXHIBIT 99.1

April 15, 2020
Victor H. Mendelson (305) 374-1745 ext. 7590
Carlos L. Macau, Jr. (954) 987-4000 ext. 7570

HEICO CORPORATION PROVIDES COVID-19 VIEWS AND OUTLOOK UPDATE

Will focus on Historical Strengths, Product Development and Team Members

Hollywood, FL -- HEICO Corporation (NYSE: HEI.A and HEI) today provided an update on its views of the COVID-19 crisis (the “Crisis”), actions the Company is taking to address the Crisis and its thoughts on the Company’s outlook consistent with a request issued by the Securities and Exchange Commission’s Chairman and the Director of its Division of Corporate Finance to all listed companies last week. Laurans A. Mendelson, HEICO’s Chairman & Chief Executive Officer, along with Company Co-Presidents, Eric A. Mendelson and Victor H. Mendelson, made the following comments:

“First, we are deeply grateful to our remarkable Team Members for their continued extraordinary dedication. We are truly blessed to continue to have the finest and most talented people at all of our businesses. Given that our Team Members are HEICO’s most important facet, we are not following the mass-layoff practices adopted by many other companies. Instead, our companies continually evaluate their outlooks and needs on an individual basis, adjusting their work requirements as appropriate. Unfortunately, this led to some layoffs, temporary reduced work hours and temporary pay reductions at subsidiaries negatively impacted by the dramatic decline in commercial air travel. We know it is a difficult time for many Team Members and deeply regret the instances that forced us to take such actions. Just five short weeks ago, we were doing the opposite and look forward to being able to do that again.

Believing that sacrifice should be shared, we asked our corporate staff to absorb temporary pay reductions, which they willingly accepted. The three of us, along with Carlos L. Macau, Jr., our Executive Vice President and Chief Financial Officer, Thomas S. Irwin, our Senior Executive Vice President, and Joseph W. Pallot, our General Counsel, will be taking a 20% salary reduction. Further, all members of our Board of Directors will reduce their compensation by the same percentage.

HEICO’s Team Members are the key to our business, which means our Team Members’ health and safety is paramount. Nearly all of our approximately 70 facilities remain in operation, as they are deemed “essential businesses” by governmental entities because they produce products-usually of a defense and/or medical nature -- even if some are operating at greatly reduced levels or with much less business. As our Team Members, customers and investors know, HEICO operates in a very decentralized and entrepreneurial method so that each of our facilities is a relatively small and close-knit operation whereby facility management knows the entire team well and the operation is very much like a family. They are able to undertake customized actions designed to maximize health and safety much better than a single approach dictated from the Company’s headquarters.

HEICO’s corporate staff has assisted our subsidiaries in obtaining personal protective equipment, cleaning supplies and other gear, and has assisted our subsidiaries in exchanging useful practices information through daily and weekly conference calls, and other methods. Further, our corporate human resources and legal staff has provided non-stop guidance to our subsidiaries on the myriad ways to help our Team Members and on legislative changes (including federal, state and local rules).

With HEICO’s support, our subsidiaries implemented varying health and safety measures at their facilities, including: requiring face mask use; requiring glove use; requiring hand sanitizer and sanitizing wipe use; increasing work station distances; staggering work shifts; rotating work shifts to varying weeks; increasing work-from-home capabilities and having all people who can work remotely do so; restricting access to various facility areas to certain Team Members only; prohibiting non-Team Member access to facilities; closing break rooms; removing internal doors; increased facility sanitizing; Team Member temperature taking; prohibiting attendance when displaying any signs of illness; and various other steps.

With respect to our sales and income, half of HEICO’s revenue is derived from Defense, Space, Medical and other high-end electronic and industrial markets. That half of HEICO’s business has not been fundamentally impacted by the Crisis and business remains materially consistent with pre-crisis expectations. However, we do experience, and expect to continue experiencing, periodic operational disruptions resulting from supply chain disturbances, staffing challenges, temporary facility closures, transportation interruptions and other conditions which slow production or increase costs. While these issues have not yet been material, it is impossible to predict their future impact and our current experience indicates the likely effect will be to delay orders and shipments measured in weeks and months, and to temporarily increase some costs, as opposed to profoundly changing our business overall.

For example, we believe many of our defense and medical component design, manufacturing and supply operations are crucial suppliers to markets with continuing strong needs, and have been so advised in writing by customers, including the United States Department of Defense. While it has not had a material impact on our consolidated revenues, demand for our components used in medical equipment, such as ventilators, x-ray systems, sterilization equipment and personal protective equipment, has increased.

The other half of our sales are derived from commercial aviation products and services. It is well known that commercial air travel suffered a global dramatic decline in March 2020 and most people expect that to last until either the virus materially ceases to be a factor in daily life or until a medical solution to the virus occurs, which could be simultaneously. We share those views. Once that occurs-- and we don’t know when that will be-- we believe that, based on prior travel downturns and a sensible view of human behavior, commercial air travel will resume within a reasonable time at a rate comparable to prior to the Crisis.

As much of HEICO’s commercial aviation revenue is derived from sales of products and services which save aircraft operators, like airlines, significant costs compared to their alternatives, we believe our commercial aviation aftermarket revenues will recover faster than the overall market because aircraft operators will need to avail themselves of our cost-saving solutions and because of our robust product development programs.

We have managed through three other major commercial aviation downturns, though this is the deepest one. In prior downturns, we continued our aircraft replacement parts product development activities in order to offer our customers greater savings opportunities during the downturn and afterward. This strategy successfully provided us with a robust growth rate in the recovery and we plan to follow the same strategy in this downturn.

In our last earnings press release issued on February 25, 2020, we provided sales and earnings estimates for fiscal 2020, but noted that it excluded any impact from the Crisis, as it was at such an early stage. Given developments over the past few weeks, we, like many other public companies, feel it is impossible to predict with precision our sales and income for the balance of this fiscal year and, therefore, withdraw our fiscal year 2020 guidance. We will provide an update on our views with our next earnings report for this year’s second quarter, ending on April 30, 2020.

As disclosed in our last Form 10-Q filed on February 27, 2020, HEICO entered the Crisis with a strong cash position, low-debt to trailing-twelve-month EBITDA ratio and strong liquidity. The Company has continued to generate cash and remains focused on cash generation, though no assurance can be given about continued levels of cash generation. Paying our Team Members and other partners, including our vendors, on a timely basis remains a HEICO hallmark. In addition, we will continue to seek and make acquisitions as appropriate to ensure HEICO’s strength and growth.

HEICO remains committed to serving its customers, its Team Members, partners and shareholders. We are grateful for your continued support and to your help in resuming HEICO’s growth.”

HEICO Corporation is engaged primarily in the design, production, servicing and distribution of products and services to certain niche segments of the aviation, defense, space, medical, telecommunications and electronics industries through its Hollywood, Florida-based Flight Support Group and its Miami, Florida-based Electronic Technologies Group. HEICO's customers include a majority of the world's airlines and overhaul shops, as well as numerous defense and space contractors and military agencies worldwide, in addition to medical, telecommunications and electronics equipment manufacturers. For more information about HEICO, please visit our website at http://www.heico.com.

Certain statements in this press release constitute forward-looking statements, which are subject to risks, uncertainties and contingencies. HEICO's actual results may differ materially from those expressed in or implied by those forward-looking statements as a result of factors including: the severity, magnitude and duration of the Crisis; HEICO’s liquidity and the amount and timing of cash generation; the continued decline in commercial air travel caused by the Crisis, airline fleet changes or airline purchasing decisions, which could cause lower demand for our goods and services; product specification costs and requirements, which could cause an increase to our costs to complete contracts; governmental and regulatory demands, export policies and restrictions, reductions in defense, space or homeland security spending by U.S. and/or foreign customers or competition from existing and new competitors, which could reduce our sales; our ability to introduce new products and services at profitable pricing levels, which could reduce our sales or sales growth; product development or manufacturing difficulties, which could increase our product development and manufacturing costs and delay sales; our ability to make acquisitions and achieve operating synergies from acquired businesses; customer credit risk; interest, foreign currency exchange and income tax rates; economic conditions within and outside of the aviation, defense, space, medical, telecommunications and electronics industries, which could negatively impact our costs and revenues; and defense spending or budget cuts, which could reduce our defense-related revenue. Parties receiving this material are encouraged to review all of HEICO's filings with the Securities and Exchange Commission, including, but not limited to filings on Form 10-K, Form 10-Q and Form 8-K. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except to the extent required by applicable law.